Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Bob McCormick

414-362-3868

investorrelations@douglasdynamics.com

Douglas Dynamics Appoints Margaret Dano to its Board of Directors

Dano Brings Wealth of Manufacturing, Management and Board Experience

MILWAUKEE, June 1, 2012 (GLOBE NEWSWIRE) — Douglas Dynamics, Inc. (NYSE:PLOW), the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, today announced the appointment of Margaret Dano as a Class III independent director effective June 1, 2012. Ms. Dano will serve as a member of the audit committee, the compensation committee and the nominating and corporate governance Committee.

James L. Janik, President and Chief Executive Officer of Douglas Dynamics, commented, “During her career, Margaret has amassed a wealth of experience both in finance and operations management across the manufacturing industry and is a natural fit with Douglas Dynamics. Her business acumen, considerable expertise at setting growth strategies, and experience serving on the boards of public companies make her uniquely qualified for this position. We welcome Margaret to our board and look forward to her contributions in the years to come.” Since 2010, Ms. Dano has served as lead director for Superior Industries International, Inc. (NYSE: SUP), a designer and manufacturer of aluminum road wheels for sale to original equipment manufacturers. She joined the board of the Van Nuys, California-based company in 2007, and chairs its nominating and corporate governance committee and serves on its audit committee.

Ms. Dano has been a member of the board of directors of International Container Services, a provider of reusable container solutions in the United States, since 2011, and currently serves as lead director and as a member of the compensation committee. She has served on the board of directors and the audit, compensation and governance committees of Fleetwood Enterprises, Inc., and on the board of directors and as lead director and chair of the compensation committee of Anthony International Equipment Services Corp.

Ms. Dano was Vice President, Worldwide Operations of Garrett Engine Boosting Systems, a division of Honeywell International, Inc. (NYSE:HON), from 2002 until her retirement in 2005.  Before joining Honeywell, Ms. Dano served in executive or management roles with Avery Dennison Corporation (NYSE:AVY), Black & Decker Corporation and General Electric Corporation (NYSE:GE).

About Douglas Dynamics

Douglas Dynamics is the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, which consists of snowplows and sand and salt spreaders, and related parts and accessories. The Company sells its products under the WESTERN®, FISHER® and BLIZZARD® brands, which are among the most established and recognized in the industry. Additional press releases and investor relations information is available at www.douglasdynamics.com.